[Logo -- NATCO Group] PRESS RELEASE

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NATCO Group Inc. Names Business Unit Leadership and

Announces Further Cost Efficiency Measures

- Eriksen Named Senior Vice President - Engineered Systems

- Dodson and Harding to Head Execution Centers

- UK Offices to Consolidate in Camberley, England

- Changes to Retiree Medical Benefit

Houston, Texas (January 9, 2006), NATCO Group Inc. (NYSE: NTG) announced today that it has named three new senior leadership positions to manage its built-to-order product line within the Company's Oil & Water Technologies segment. The Company also announced two cost initiatives as part of its ongoing efforts to gain greater efficiencies.

Knut Eriksen will join NATCO as Senior Vice President - Engineered Systems, effective January 9, 2006, with world-wide responsibility for the Company's built-to-order systems related to oil and water technologies. He brings over twenty years experience in the international oil and gas engineering and construction industries. Most recently, he was Senior Vice President, heading operations and business development for Aker Kvaerner's Deepwater Business Unit. Mr. Eriksen has spent most of his professional career with that company and its predecessor, Aker Maritime, in positions of increasing responsibilities across all aspects of the business, including management oversight of a number of different business units. Mr. Eriksen has also held the position of Vice President and head of Worldwide Deepwater Development for Unocal Corporation. Mr. Eriksen will report to the Company's President Patrick McCarthy.

Greg Dodson was named Vice President - Engineered Systems, effective January 3, 2006, with overall responsibility for the Company's Houston-based execution center which focuses primarily on markets in the Americas. Mr. Dodson has been with NATCO for over 17 years, last serving as Vice President - Engineering. Mr. Dodson will report to Mr. Eriksen.

Ian Harding was named Managing Director - NATCO Group Europe, with overall responsibility for the Company's UK-based execution center which focuses primarily on markets in Europe, the Middle East and Africa. Mr. Harding has been with Axsia, NATCO Group Europe's predecessor, for over 16 years, last serving as Director-Operations. Mr. Harding will report to Mr. Eriksen.

John U. Clarke, NATCO's Chairman and Chief Executive Officer said, "We are delighted to have successfully recruited a person of Knut's caliber and experience to the NATCO team. It is yet another confirmation of the progress made to date in improving our capabilities and strengthening our organization. His leadership, along with the proven contributions of Greg and Ian, will help assure that our longer-term objectives are met."

The Company will also complete the restructuring of its UK-based business by consolidating its Gloucester, England office into its Camberley, England location. As a result, the Company expects to incur total severance costs, pre-tax, of about $0.6 to $0.7 million in the fourth quarter of 2005 and about $1.5 to $2.0 million in the first half of 2006 related to the rationalization of office lease expenses associated with vacating the Gloucester site.

Mr. Clarke said, "This latest round of consolidation, in conjunction with actions taken last year, provides an attractive economic payback. By consolidating into a single location we will improve efficiencies in our UK operations and simplify our integration efforts between both execution centers and across all parts of our global engineering system product lines."

The Company also announced that it had modified its medical benefits programs available to certain retirees by utilizing Medicare Part D for prescription drugs and by adjusting the proportionate costs borne by the Company and those retirees. As a result, the Company expects to reduce current expenses related to the program by about $0.3 million per year which, in turn, will reduce its future obligation from $16 to $7 million as of January 1, 2006.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.